Exhibit 10.29-1

ADVISORY SERVICES AND SEPARATION AGREEMENT

This Advisory Services and Separation Agreement (“Agreement”) is made by and between Brent Rowe (“Executive”) and MagnaChip Semiconductor, Inc., a California corporation (the “Company”) (jointly referred to as the “Parties”):

WHEREAS, Executive was an at-will employee employed by the Company pursuant to the offer letter dated as of March 7, 2006 (the “Offer Letter”);

WHEREAS, Executive’s employment will terminate effective May 31, 2015 (the “Separation Date”), and whereby the Executive voluntarily resigned, effective as of May 21, 2015 pursuant to that certain resignation letter dated as of May 21, 2015, from all positions with the Company’s parent company, MagnaChip Semiconductor Corporation (“MX”), and each of MX’s direct and indirect subsidiaries (including his position as a director and the president of the Company);

WHEREAS, Executive executed the Company’s Proprietary Information and Invention Assignment Agreement on April 10, 2006; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company, including, but not limited to, any and all claims arising or in any way related to Executive’s employment with or separation from the Company.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1. Consideration and Advisory Duties.

(a) Consideration. As consideration for the release of claims and all other covenants made herein, the Parties agree that Executive shall receive consideration of $170,000 (One Hundred Seventy Thousand Dollars). This consideration payment will be made as follows: (i) Executive will receive $134,000 (One Hundred Thirty Four Thousand Dollars) less applicable withholdings, within five (5) business days of the Effective Date (as defined in Section 31 below) of this Agreement, provided that Executive has not revoked this Agreement before that time, and (ii) the remaining $36,000 (Thirty-Six Thousand Dollars) will be payable on a monthly basis at $4,000 (Four Thousand Dollars) per month commencing on the Effective Date of this Agreement for a period of nine (9) months, or until Executive has secured other employment, whichever occurs first, as further set forth in paragraph (d) below. The consideration payments are subject to all normally required tax and other withholdings.

(b) Unemployment Benefits. The Company will not contest Executive’s request for unemployment benefits or challenge Executive’s application for unemployment benefits.

(c) Golf Membership. Executive will relinquish and the Company will assume ownership of Executive’s golf membership at Silver Creek Valley Country Club. Executive will provide all reasonable cooperation to the Company with respect to the transfer of such membership, and the Parties acknowledge that Executive will not receive any consideration for such transfer.

(d) Advisory Duties and Fees. Following the Effective Date of this Agreement and for a period of nine (9) months from the Effective Date of this Agreement, the Parties agree that Executive shall act in an advisory capacity and provide best efforts in assisting the Company, MX and any subsidiaries thereof (collectively, the “Subsidiaries”) in the following areas (collectively, the “Advisory Services”):

•	support the CEO of MX and the president of the Company in his communication with and exercise of authority over other executives;

•	facilitate a smooth transition in leadership with respect to duties and positions that Executive will vacate;

•	consult with and advise Affiliates (as defined in Section 5 below) as the CEO of MX may direct from time to time ; and

•	any other matters the Company requests in its reasonable discretion.

In exchange for the Advisory Services and Executive’s cooperation under this Agreement, the Company agrees to the following terms and conditions:

•	During the period of the Advisory Services, the Company will pay the Executive a monthly amount of $4,000 (Four Thousand Dollars), payable on a monthly basis as outlined in Section 1(a).

•	During the period of the Advisory Services, the Company will pay the Executive’s car lease payments of up to $710 (Seven Hundred Ten Dollars) per month. If Executive obtains full-time employment before the conclusion of the period of Advisory Services, the Company will cease paying Executive’s car lease payments at the time Executive obtains such employment. The Company will not pay for any of Executive’s car insurance.

•	During the period of the Advisory Services, the Company will reimburse Executive, up to $2,560 (Two Thousand Fiver Hundred Sixty Dollars) per month, for the payments Executive makes for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided Executive timely elects and pays for continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for COBRA coverage. If Executive obtains full-time employment before the conclusion of the period of Advisory Services, the Company will cease reimbursing Executive’s COBRA payments at the time Executive obtains such employment.

The Parties agree that during the term of the Advisory Services period, Executive will be acting as an independent contractor, and the Company will have no obligations to the Executive other than as specified in this Section 1(d).

2. Benefits. Executive’s health insurance benefits cease on the Separation Date, subject to Section 1(d). Executive’s participation in, and accrual of, all other benefits and incidents of employment, including but not limited to incentives, vacation time and paid time off, cease on the Separation Date.

3. Options. Each vested stock option granted to the Executive pursuant to the MX’s 2009 Common Unit Plan or its 2011 Equity Incentive Plan (the “Plans”) that remains outstanding and unexercised as of the Separation Date, as set forth on Exhibit A (collectively, the “Outstanding Options”), shall remain exercisable through the earliest to occur of (a) the date that is 24 months after the Separation Date, (b) a Change in Control (as defined in the Plans) or (c) the expiration of the original term of the Outstanding Options (in each case, to the extent not exercised prior to such date), at which time any then-unexercised Outstanding Options shall expire and terminate and the Executive shall have no further rights with respect to such expired and terminated Outstanding Options. Except as otherwise amended by this Agreement, the Outstanding Options continue to be governed by the original terms set forth in the applicable option agreements and the Plans.

4. Payment of Salary, Accrued Vacation and Expense Reimbursements. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, severance, annual incentive, deferred compensation, accrued vacation and paid time off, leaves, commissions, expense reimbursements, stock, stock options, housing allowances, relocation costs, vesting, interest, and any and all other benefits due to Executive as of the Separation Date.

5. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, MX or the Subsidiaries and all of their respective officers, managers, members, supervisors, members of their board of directors, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessors, successors and assigns (collectively, the “Affiliates”). Executive, on Executive’s own behalf, and on behalf of Executive’s respective heirs, family members, executors, agents and assigns, hereby fully and forever releases the Company, MX, the Subsidiaries and the Affiliates (the “Releasees”), from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement, including without limitation:

(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of, equity of the Company, MX or any Affiliate, including without limitation any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction, including but not limited to wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, fraud, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, workers’ compensation and disability benefits;

(d) any and all claims for violation of any national, federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Credit Reporting Act, the Immigration Control and Reform Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, the California Workers’ Compensation Act, the California Fair Employment and Housing Act, and the California Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

The Company and Executive agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Notwithstanding the foregoing, Executive acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 22 below, except as required by applicable law. Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6. California Civil Code Section 1542. Executive represents that Executive is not aware of any claim by Executive other than the claims that are released by this Agreement. Executive acknowledges that Executive has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

7. Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that:

(a) Executive should consult with an attorney prior to executing this Agreement;

(b) Executive has up to twenty one (21) days within which to consider this Agreement;

(c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke the Agreement;

(d) this Agreement shall not be effective until the revocation period has expired; and

(e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

8. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any other Releasee. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any other Releasee.

9. Application for Employment. While the Company may offer to re-hire Executive, Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company. Executive further agrees that Executive will not apply for employment with the Company.

10. Confidential Information. Executive acknowledges that Executive has signed a Proprietary Information and Invention Assignment Agreement dated as of April 10, 2006 (the “Proprietary Information Agreement”). Executive reaffirms Executive’s obligation to comply with the terms and conditions of the Proprietary Information Agreement. Executive shall return all of the Company’s property and confidential and proprietary information in Executive’s possession to the Company as required by the terms of the Proprietary Information Agreement. By signing this Agreement, Executive represents and declares under penalty of perjury that Executive has returned all Company property and confidential and proprietary information in Executive’s possession to the Company.

11. Confidentiality. The Parties acknowledge that Executive’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Executive agrees to use Executive’s best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Executive agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Executive agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, courts of law and family members who have a reasonable need to know (or as required by applicable law) of such Settlement Information. Executive will not have communication with any Company employees, partners, customers, stockholders, or any other third party regarding Executive’s separation from the Company without prior consent of MX’s CEO or General Counsel.

The Parties agree that if the Company proves that Executive breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Executive’s breach, except to the extent that such breach constitutes a legal action by Executive that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Executive from his obligations hereunder, nor permit him/her to make additional disclosures. Executive warrants that he has not disclosed, orally or in writing, directly or indirectly, any of the Settlement Information to any unauthorized party.

12. No Cooperation. Executive agrees Executive will not act in any manner that might damage the business of the Company. Executive agrees that Executive will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive shall inform the Company in writing within three (3) days of receiving any such subpoena or other court order.

13. Non-Disparagement. Executive agrees to refrain from any defamation, libel, or slander of the Releasees, and any tortious interference with the contracts, relationships and prospective economic advantage of the Releasees. Executive agrees that Executive shall direct all inquiries by potential future employers to the Company’s General Counsel.

14. Non-Solicitation. Executive agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Executive shall not either directly or indirectly solicit any of the employees of MX, the Company or the Subsidiaries to leave their employment at the Company, MX or the Subsidiaries.

15. Breach. Executive acknowledges and agrees that any breach of any provision of this Agreement, shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover and/or cease the consideration payments provided to Executive under this Agreement, including the payment and benefits as set forth in Section 1(d).

16. No Knowledge of Wrongdoing. Executive represents that Executive has no knowledge of any wrongdoing involving improper or false claims against a national, federal, or state governmental agency, or any other wrongdoing that involves Executive or other present or former Company employees.

17. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims made or any potential claims; or

(b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

18. Indemnification. Executive agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Executive, or from any false representation made herein by Executive, or from any action or proceeding which may be commenced, prosecuted or threatened by Executive or for Executive’s benefit, upon Executive’s initiative, or with Executive’s aid or approval, contrary to the provisions of this Agreement. Executive further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

19. Reasonable Assistance. Executive acknowledges the continuation of Executive’s obligations to assist Company pursuant to Section 2.8 of the Proprietary Information and Invention Assignment Agreement. In addition, Executive acknowledges that Executive’s assistance may be required regarding certain ongoing dispute resolution and corporate matters of Company. To that end, Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request. Executive’s obligation to assist the Company under this Section shall continue beyond the Separation Date, provided that Company shall compensate Executive at a reasonable rate after the Separation Date for the time actually spent by Executive at the Company’s request on such assistance, and provided, further, that Executive is not entitled to any additional compensation for such assistance.

20. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees, and other fees incurred in connection with this Agreement, except as provided herein.

21. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

22. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County, California, before the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes, and the arbitrator shall administer and conduct arbitration in accordance with California law, and the arbitrator shall apply substantive and procedural California law to any dispute or claim without reference to any conflict-of-law provisions of any jurisdiction. To the extent the AAA rules conflict with California law, California law takes precedence. The decision of the arbitrator shall be final and binding on the parties to the arbitration. The Parties agree that the prevailing Party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing Party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Section will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Proprietary Information Agreement. Should any part of the arbitration agreement contained in this section conflict with any other arbitration agreement between the Parties, the Parties agree that this arbitration agreement shall govern.

23. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

24. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

25. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

26. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

27. Entire Agreement. This Agreement, together with the Proprietary Information and Invention Assignment Agreement and Executive’s option agreement, represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Executive’s relationship with the Company.

28. No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

29. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Chief Executive Officer or other duly authorized officer of the Company.

30. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice of law provisions. Executive hereby consents to personal and exclusive jurisdiction and venue in the State of California.

31. Effective Date. Executive understands that this Agreement shall be null and void if not executed by him within twenty one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

32. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

33. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators, and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

34. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANY:

MagnaChip Semiconductor, Inc.

Dated:	May 22, 2015	By:	/s/ Young-Joon Kim
		Name:	Young-Joon Kim
		Title:	Director

EXECUTIVE:

Dated:	May 20, 2015	/s/ Brent Rowe
Brent Rowe

[SIGNATURE PAGE TO ADVISORY SERVICES AND SEPARATION AGREEMENT]

EXHIBIT A

OUTSTANDING OPTIONS

Grant Date	Number of Shares Granted	Exercise Price per Share	Number of Vested Shares
December 8, 2009	105,000	$5.88	105,000
January 15, 2012	25,000	$7.75	25,000

Total	130,000		130,000

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